EXHIBIT 99.4
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
     The following unaudited pro forma consolidated financial data has been prepared to give effect to two acquisitions; KVI Capital, Inc. (“KVI”) on August 1, 2005 and Captiva Solutions, LLC (“Captiva”) on December 9, 2005. The pro forma balance sheet data has been prepared based on the historical balance sheets of the Company, KVI and Captiva as if the acquisitions were effective as of December 31, 2004. The pro forma statement of operations data has been prepared based on the historical statements of operations of the Company, KVI and Captiva as if the acquisitions were effective as of January 1, 2004. Captiva was organized and began operations on April 1, 2005. On June 1, 2005, Captiva acquired all operating assets of Total Bank Technology, LLC (“TBT”). Prior to the TBT acquisition, Captiva had no customers or revenues, thus only operating expenses associated with the management team and facility expense were attributable to Captiva. The year ended December 31, 2004 consists of the full year results of TBT. Had Captiva been in existence as of January 1, 2004, the 2004 results would have reflected additional expenses for the management team and facilities expense of Captiva.
     The unaudited pro forma financial data are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the transactions been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies. You should read this information in conjunction with the accompanying notes thereto and with the historical consolidated financial statements and accompanying notes of the Company, KVI, and TBT included elsewhere in this document.
     The unaudited pro forma information gives effect only to adjustments set forth in the accompanying notes thereto and does not reflect any anticipated future cost savings or other benefits as a result of the acquisition.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
OPERATIONS DATA FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004

				PRO FORMA
				ADJUSTMENTS
	Private
(in thousands, except per share amounts)	Business	Captiva	KVI	Debit		Credit		Pro Forma
REVENUES	$39,649	$1,902	$1,711	$		$		$43,262
					A 683
Cost of revenues	3,593	—	566					4,159

Gross profit	36,056	1,902	1,145					39,103
Operating expenses	33,222	1,746	947		B 669			37,267

Operating income	2,834	156	198		(1,352)			1,836

OTHER EXPENSES:
Interest expense, net	202	84	102		C 1,003			1,391

Total other expenses	202	84	102		1,003			1,391

Income before provision for income taxes	2,632	72	96		(2,355)			445
Provision (benefit) for income taxes	62	—	—				D 859	(797)

NET INCOME	2,570	72	96		(2,355)		859	1,242
PREFERRED STOCK DIVIDENDS	2,056	—	—					2,056

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	514	72	96		(2,355)		859	(814)

LOSS PER SHARE:
Basic	$0.04							$(0.05)

Diluted	$0.04							$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	14,243				873		E	15,116

Diluted	14,706				873		E	15,116

NOTE: During the twelve months ended December 31, 2004, 463,000 employee stock options were included in the diluted weighted average shares outstanding. However, after taking into account the pro forma adjustments above, the Company would have incurred a net loss attributable to common shareholders. Therefore, on a pro forma basis, the 463,000 employee stock options have been excluded in calculating diluted loss per share, as their effect would be anti-dilutive. For the twelve months ended December 31, 2004, approximately 25.6 million employee stock options (5.7 million, including 3.5 million stock options that were issued in conjunction with the Captiva merger), warrants (19.8 million), and the Series B preferred shares (40,000) were excluded from the diluted earnings per share calculation, as their effects were anti-dilutive.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA
DECEMBER 31, 2004

				PRO FORMA
				ADJUSTMENTS
	Private
(in thousands)	Business	KVI	Captiva	Debit		Credit		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7	$220	$131	F$	1,167	$		$1,525
Accounts receivable	4,506	278	163					4,947
Accounts receivable—other	104	—	—					104
Deferred tax asset	70	—	—					70
Investment in direct financing leases	—	2,812	—					2,812
Other current assets	1,245	12	68					1,325

Total current assets	5,932	3,322	362					10,783

PROPERTY AND EQUIPMENT, NET	2,327	68	565					2,960
OPERATING LEASE EQUIPMENT, NET	—	297	—					297

OTHER ASSETS:
Software development, net	1,138	—						1,138
Deferred tax asset	2,704	—						2,704
Investment in direct financing leases, net of current portion	—	4,217						4,217
Intangible and other assets, net	2,074	637	5	F	3,160			5,876
Goodwill	7,161	—	1,084	F	5,564	F	1,084	12,725

Total other assets	13,077	4,854	1,089					26,660

Total assets	21,336	8,541	2,016					40,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	1,861	138	15					2,014
Accrued liabilities	1,976	70	70					2,116
Deferred revenue	586	307	68					961
Current portion of non-recourse lease notes payable		2,338	—					2,338
Current portion of long-term debt	1,667	164	255	F	419			1,667

Total current liabilities	6,090	3,017	408					9,096

REVOLVING LINE OF CREDIT	110			F	110

NON-RECOURSE LEASE NOTES PAYABLE, net of current portion		4,885	—					4,885
OTHER NONCURRENT LIABILITIES	74	2	75					151
LONG-TERM DEBT, net of current portion	1,666	—	1,026	F	1,026			1,666
SENIOR SUBORDINATED LONG-TERM DEBT, net of unamortized debt discount of $2,644	—	—				F	7,356	7,356

Total liabilities	7,940	7,904	1,509					23,154

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	—	1	—	F	1			—
Preferred stock (Series A and B and C)	6,323	—	—					6,323
Paid-in capital	3,716	3,074	507	F	3,581	F	4,150	7,866
Retained earnings (deficit)	3,357	(2,438)	—			F	2,438	3,357

Total stockholders’ equity (deficit)	13,396	637	507		3,582		4,196	17,546

Total liabilities and stockholders’ equity	$21,336	$8,541	$2,016		$15,028		$15,028	$40,700

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
A.	To increase amortization expense of new intangibles recorded as a result of the KVI and Captiva transactions. The pro forma amounts utilized the $3.2 million of identified intangibles recorded, consisting of acquired technology ($760,000), customer lists ($1,566,000), non-competes ($715,000), and vendor program ($119,000), and are amortized over estimated average useful lives of three, ten, three, and seven years, respectively.

B.	To increase general and administrative costs for the increased salaries of the new Chief Executive Officer of the Company and Senior Vice President of leasing based on the employment agreements executed as part of these transactions.

C.	To increase interest expense for additional debt acquired by the Company as consideration paid for the membership units of Captiva and stock of KVI. Interest expense has been estimated assuming that the $10.0 million Lightyear Series C redeemable preferred stock at 10% (as converted from a $10.0 million senior subordinated debt instrument originally issued) was used to finance the acquisitions. Therefore, the pro forma interest expense was calculated using an interest rate of 10% and includes amortization of the debt discount (related to common stock warrants issued to Lightyear in connection with the $10.0 million financing) using the effective interest method.

D.	To record income tax effects (at the Company’s effective rate of 39%) of the pro forma adjustments of each period.

E.	To reflect Company common stock issued as part of the consideration paid for the stock of KVI, 115,607 common shares valued at $1.73 per share and common stock issued as part of the consideration paid for the membership units of Captiva; 757,576 common shares valued at $1.22 per share.

F.	To allocate the estimated total purchase price for KVI and Captiva totaling approximately $8.8 million, $899,000 for KVI, and $7.9 million for Captiva, which consists of $6.7 million in cash, $1.1 million for the 873,183 common shares of the company (valued at $1.73 and $1.22 per share respectively), $381,000 for common stock options granted, and an estimated $579,000 for our direct costs associated with the transactions. The allocation of the purchase price to the underlying net assets acquired is based on an estimate of the fair value of the net assets as follows:
(in thousands, except per share information)

Purchase Price:
Cash	$6,699
Stock (873,183 common shares at a weighted average of $1.29 per share)	1,125
Common stock options	381
Direct acquisition costs	579

$8,784

Allocation to Operating Assets and Liabilities

Assets:
Cash	$351
Accounts receivable	441
Other current assets	80
Furniture and equipment	633
Operating lease equipment	297
Investment in direct finance leases	7,029
Other noncurrent assets	642
Acquired technology	760
Customer list	1,566
Non-compete	715
Vendor program	119
Goodwill	5,564

Liabilities:
Accounts payable	153
Accrued liabilities	140
Non-recourse lease notes payable	7,223
Deferred revenue	375
Debt	1,445
Other noncurrent liabilities	77

Total net assets	$8,784

NOTE 1: The pro forma statement of operations data does not include stock compensation expense for the new stock options issued in conjunction with the Captiva acquisition. The stock option grants made on October 20, 2005, totaled 2.9 million. Had these options been granted in January 1, 2004, the fair value using the Black-Scholes model would have been $0.74 per share. The Company accounts for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and does not utilize the fair value method. If the Company expensed options under SFAS No. 123, Accounting for Stock-Based Compensation, an estimated additional $395,000 of compensation expense would have been expensed during the year ended December 31, 2004. Beginning January 1, 2006, the Company will be required to expense the remaining unvested fair value of all stock options, including those issued as part of the transaction. The estimated annual stock compensation expense for the stock options issued as part of the Captiva acquisition is $395,000.
NOTE 2: For purposes of the pro forma consolidated balance sheet, the Company assumed that the Lightyear Senior subordinated note was issued on December 31, 2004 to fund the acquisitions of both KVI and Captiva. The total cash received from the senior subordinated note totaled $10.0 million, and was used as follows:

Senior subordinated note payable proceeds	$10,000
Cash purchase price of KVI and captiva	6,699
Direct acquisition expenses	579
Extinguish debt of acquired entities	1,445
Payoff Company’s line of credit	110

Net remaining cash proceeds	$1,167

NOTE 3: In connection with the issuance of the Lightyear senior subordinated note payable, the Company granted Lightyear a warrant to acquire 3.8 million common shares of the Company at $1.32 per share. The estimated fair value of the warrant has been calculated using a risk-free rate of 4.5%, an expected volatility of 58% and an expected life of the warrant of four years. The proceeds from the senior subordinated note of $10.0 million was allocated between the debt and warrant based on their respective estimated fair values. As such, $7.4 million has been allocated to long-term debt and $2.6 million has been allocated to additional paid in capital.